[RUSSIAN TRANSLATION]	AMENDMENT to the Development, License and Supply Agreement dated 01 August 2013
MoscowFebruary 19, 2016

R-PHARM JSC, a joint stock company incorporated and existing under the laws of the Russian Federation and having its principal office at Berzarina street, 19, bld. 1, Moscow, 123154, Russia, Principal State Registration Number (OGRN) 1027739700020 (“R-Pharm”) and

Scynexis, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 3501C Tricenter Boulevard, Durham, North Carolina, USA 27713 (“Scynexis”),
jointly referred to as the “Parties”,
have entered into the present Amendment to the Development, License and Supply Agreement dated 01 August 2013 executed by the Parties (hereinafter — “the Agreement”) in accordance with the following:
1. To replace the term «ϺатентьI» (“Patents”) with the term «ϺатентьI нa и30ϐ-peтeниЯ» (“Patents for inventions”) in the Russian text of the Agreement.

2.  To amend clause 1.19 of the Agreement to read as follows: «l.19. «Know-How» shall mean any and all unpatented inventions, improvements, discoveries, claims, formulae, processes, trade secrets, technologies and know-how (including confidential data and Confidential Information) that is generated, owned or controlled by any Party as existing as on the Effective Date of this Agreement, as well as those that will be created during the term of this Agreement, relating to, derived from or useful for the use or sale of the Compound or the Product, including, without limitation, synthesis, preparation, recovery and purification processes and techniques, control methods and assays, chemical data, toxicological and pharmacological data and techniques, clinical data, medical uses, product forms and product formulations and specifications.

Patent applications before the grant of a patent and Joint Patent Rights before the grant of a patent shall be considered to be Know-How.

For the avoidance of doubt, any know-how that Scynexis possesses by virtue of any agreement with a third party is not Know-How within the meaning of the present Agreement.

Only data:

(i)of the type enumerated above that are results of intellectual activity in the scientific and technical sphere and

(ii)that relate to methods of professional activity,

which have potential commercial value by virtue of not being known by third parties, by virtue of third parties’ having no legal, unrestricted access thereto, and/or by virtue of third parties’ not having obtained such data, directly or indirectly, as a result of a violation to of this Agreement, and

-to which the owner of such data has applied the Regime of Commercial Secrets,

shall be considered to be Know-How.

The Parties shall observe the Regime of Commercial Secrets in using and transferring Know-How.»

3. To amend Agreement by adding new clause 1.42 as follows: «1.42. “Regime of Commercial Secrets” shall mean measures for ensuring the confidentiality of information including, but not limited to:

1) determining the list of information that

constitutes commercial secrets;

2)  restricting access to information constituting commercial secrets by establishing a regime for handling such information and establishing control over compliance with the regime;

3)  registering persons and entities provided with access to information that constitutes commercial secrets and/or registration of per-sons and entities to whom such information has been conveyed or otherwise transmitted;

4)  regulating use of information constituting commercial secrets (i) by staff members working under respective employment contracts, and (ii) by contractors working pursuant to civil law contracts;

5)  prior to receiving access in accordance with paragraph 3) and/or paragraph 4) of this section, any person requesting such access is required to agree in writing to keep Know-How confidential;

6)  applying to physical media carrying information constituting a commercial secret, or including in the content of documents containing such information, the marking “Commercial Secret” together with an indication of the owner of such information (including full name and address). The information in the physical media should be encrypted according to industry standards.

The Regime of Commercial Secrets shall exclude access to information that constitutes commercial secrets, absent consent of its owner».

4. To amend clause 6.1 of the Agreement to read as follows: «6.1. License Payments to Scynexis. In consideration of the grant of (i) exclusive rights under the Patents, (ii) rights to Scynexis’s interest in the Joint Patent Rights, (iii) the non-exclusive, royalty-bearing license under the Scynexis Know-How, and (iv) rights to Scynexis’s interest in the Joint Know-How, which were granted to R-Pharm under Section 5.1 and 5.2 of the Agreement, R-Pharm shall pay to Scynexis the license payments set forth below».

5. To amend the Agreement by adding new clause 6.6 as follows: «6.6. Trademark Royalty. The Parties agree that none of the payments set forth in clauses 6.1, 6.2, 6.3 of the Agreement include license payments for the acquisition of license rights for Trademarks».

6. To amend clause 7.5 of the Agreement to read as follows:

“7.5 Russian VAT (Value Added Tax) is not included in the fee for rights granted under the present Agreement. If in accordance with the legislation of the

Russian Federation fee payments provided under this Agreement shall be subject to Russian VAT, and R-Pharm, as tax agent, is obliged to calculate, withhold and pay such VAT (into the budget of the Russian Federation) from the sums being paid to Scynexis, the fee payments for the rights under the present Agreement shall be correspondingly increased so as to fully offset payment of such Russian VAT. Defined in such a way, the fee for the grant of the rights shall be considered as income of Scynexis arising from the exclusive rights conveyed by this Agreement, including VAT. R-Pharm shall calculate, withhold from Scynexis and pay into the budget of the Russian Federation the corresponding sum of Russian VAT from the amount of income set forth above in connection with the realization of exclusive rights in view of the relevant tax.

If Scynexis’s income under this Agreement is subject, in accordance with tax legislation of the Russian Federation, to taxation of profits at the source of payment of income, R-Pharm shall perform the duties of tax agent for taxes on profit, and shall calculate, withhold and pay the corresponding tax into the budget of the Russian Federation. For the purposes of the profit-tax calculation in accordance with Russian legislation, the tax base shall comprise the amount of income arising from the rights granted under this agreement and received by Scynexis under this agreement (as defined above in this clause, without considering Russian VAT).

In order to avoid double taxation of foreign entity income (per application of the pro-visions of the International Treaties of the Russian Federation), Scynexis undertakes to pro-vide R-Pharm with suitable documentation (e.g., a certificate issued by the relevant authority) showing that, during the period in which Scynexis receives income, Scynexis is domiciled in a country with which the Russian Federation has a relevant tax treaty. Such documentation shall be certified by an authorized body of the relevant foreign government and shall be duly legalized or apostilled in accordance with the provisions of the Hague Convention of October 05, 1961. In case such documentation is not in the Russian language, Scynexis shall provide R-Pharm with a translation of the documentation into Russian. R-Pharm shall not be liable for the over-

withholding of tax if Scynexis fails to provide such documentation.”

7. The present Amendment is an integral part of the Agreement and shall enter into force beginning with the date that the Amendment has been signed by both Parties.
8. The Parties agree that the provisions of the present Amendment are applicable to the relationship of the Parties from August 01, 2013.
9.Except as amended via the present Amendment, all provisions of the Agreement apply as they did before the present Amendment.
10. The present Amendment has been executed in two counterparts having the same legal force, with one counterpart for each Party.
11. In case of any inconsistency between the English version and the Russian version of the present Amendment, the English version shall govern.

SIGNATURES OF THE PARTIES:
«R-Pharm», JSC
V.G. Ignatiev: /s/ V.G. Ignatiev

SCYNEXIS, INC.
Marco Taglietti: /s/ Marco Taglietti